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                                                                   EXHIBIT 10.21

                     AMENDMENT TO NOBLE DRILLING CORPORATION
                  1991 STOCK OPTION AND RESTRICTED STOCK PLAN

                             DATED OCTOBER 28, 1999


         RESOLVED, that the Noble Drilling Corporation 1991 Stock Option and Restricted Stock Plan, as amended and restated (the "Plan"), is hereby further amended by amending the definition of "Retirement" set forth in paragraph (s) of
Section 2 of the Plan to read in its entirety as follows:

                  "(s) "Retirement" means a termination of employment with the Company or an Affiliate either (i) on a voluntary basis by a person if, immediately prior to such termination of employment, the sum of the age of such person and the number of such person's years of continuous service with the Company or one or more Affiliates is equal to or greater than 60, or (ii) otherwise with the written consent of the Committee in its sole discretion."

         RESOLVED FURTHER, that the Chairman of the Board and Chief Executive Officer, the President and any vice president, of the Corporation, and each of them, are hereby authorized and directed to execute any and all such instruments and documents as may be appropriate to put the Plan, as amended hereby, into full force and effect with respect to the Corporation.

         RESOLVED FURTHER, that the proper officers of the Corporation are hereby authorized and directed to take or cause to be taken all such further action and to execute and deliver all such further instruments and documents, in the name and on behalf of the Corporation, as such officers in their sole and absolute discretion shall deem necessary, advisable or appropriate in order to carry out the intent, and accomplish the purposes, of the foregoing resolutions.